Steel Jupiter

Steel Jupiter is a chemical technology company that is committed to improving indoor air quality (IAQ) and protecting the environment. Our goal is to slow the spread of diseases caused by airborne viruses through a higher level of protection for masks and air filters.


STEEL
JUPITER
SUSTAINABLE TECHNOLOGIES

Invest

$99 minimum investment

DEADLINE: October 27, 2023

in a month

SHARE PRICE

$1

TOTAL RAISED

$1,100

VALUATION

$10,862,150

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION



CLEAN AIR



CLEAN WATER



SUSTAINABLE AGRICULTURE

Our proprietary technology (patent pending) is designed to support a broad portfolio of solutions that are designed to deliver clean air, clean water, sustainable agricultural and water conservation.

We anticipate bringing each of the new solutions to market within the next 24-36 months depending on the application. Our initial launch is planned to be a clean air technology.

Steel Jupiter is preparing to launch an innovative new product potentially over the next 6-12 months that is designed to improve indoor air quality by significantly reducing the number of viruses passing through HVAC systems and face masks. The product is a specialty coating (code named Zinnia pre-launch) that is applied to filter media used to manufacture air filters and protective face masks. The submicron aerosols that carry viruses can flow through standard filter and face mask media. Zinnia-coated air filters and masks capture these submicron aerosols and immobilize viruses reducing airborne spread.

Over the past 18 months, Steel Jupiter has conducted efficacy testing, designed, and operated the manufacturing process, and run production trials. Zinnia can be manufactured and applied to filtration and mask media at a cost that resonates in the market and may still enable Steel Jupiter to become increasingly profitable as Zinnia sales grow. Steel Jupiter's business model is planned to be the selling of Zinnia or coated media to mask and filter manufacturers utilizing their extensive manufacturing and distribution capabilities.

The Steel Jupiter Management Team and Board of Directors are aligned on the company's mission: to reduce the spread of airborne viruses, whether that's COVID, influenza or other viruses, to decrease human sickness and suffering, as well as the downstream effects demonstrated during the COVID pandemic – spikes in cases of mental health illness and suicide, and the adverse economic impact on individuals, families, communities and nations.

Inclusivity is at the core of what we do and with that in mind, we champion the effort of making our technology available to all people and all communities.

ZINNIA'S CORE FEATURES



TESTED



EFFECTIVE



ENERGY EFFICIENT AND EASY TO USE

PROBLEM

In the wake of 6 million global COVID-related deaths and a $16T impact to the global economy, not to mention the unknown long-term health and economic effects, **the marketplace is crowded with sub-par air filtration and personal protective solutions that do not meet the needs of a world that is facing ever-increasing virus threats.**

SOLUTION

Steel Jupiter owns the exclusive North American license to manufacture the technology known as Zinnia, invented, and licensed by FXI, Inc. Zinnia traps and immobilizes 99.9% of airborne viruses through a unique and elegant technology when applied to air filtration and mask/respirator media. The technology doesn't require any additional equipment upgrade or capital expenditure to implement and may have significant positive societal impact.

When applied to air filtration, Zinnia provides a highly effective passive method to remove 99.9% of airborne virus particles from the air.



ENHANCED FILTRATION



CONTAMINANTS REMOVAL



WATER CONSERVATION

Zinnia works by attracting the virus particle to the filtration media and holding the particle in place, so it cannot recirculate into a facility or home. The technology does not change the dry particulate efficiency of the filter media, so there is little to no increase in pressure required to push air through the media resulting in an energy reduction as compared to higher efficiency filters that are able to mechanically filter virus particles from the air (MERV13+). This energy savings is directly related to the amount of carbon produced when operating heating, ventilation, and air conditioning (HVAC) systems resulting in a reduced carbon footprint.

AIR FILTER AND MASK FILTRATION WITH ZINNIA



Airborne Viruses

99+% Aerosolized Virus Removal

ZINNIA

Zinnia is a novel life-saving technology that:

- Preferentially removes submicron airborne viruses
- Does not require additional energy or new equipment to operate
- Retains all benefits provided by uncoated masks and filters

Claims Validated by Nationally Recognized Research Institutions

SUCCESS TO DATE

- Successfully developed the Zinnia production process from laboratory bench scale to **commercial production capacities**.
- **Developed patented process** for producing L- Cysteic Acid on a commercial scale (Critical component of our proprietary Zinnia formulation).
- **Developed patented process** for the application and use of Zinnia technology on mask and respirator media.
- Submitted **one additional patent** for the application and use of Zinnia technology on mask and respirator media.
- Established a strategic relationship with **TSG Finishing** to develop the commercial coating process for air filtration media.
- Established partnership with **industry leader Rensa Filtration** for commercial product manufacturing and distribution.
- Formed a contractual relationship with **University of Arizona** for independent product testing.
- Established ongoing relationship with **Los Alamos and Sandia National Laboratories** for product performance evaluation.
- Established a **research laboratory** in Bethlehem, PA.
- Established ongoing relationship with **Blue Heaven Technologies** for ASHRAE testing (Performance testing based on industry standards for dry particulate filtration efficiencies).

With the HVAC filtration global market currently at $6.2B and expected to grow to $8.4B by 2028.

We believe Steel Jupiter is perfectly positioned to capitalize in what is one of the fastest growing segments of the marketplace.

Research Nester

BUSINESS MODEL

Our go-to-market strategy is centered on a **B2B sales approach** whereby Steel Jupiter plans to sell manufacturers media treated with its proprietary Zinnia technology that delivers HEPA level virus capture efficiency on more standard efficiency air filtration (MERV8, 10, 12, 13 and others) offering incredible value based on energy-saving benefits empowered by the technology.

Phase two of our business plan utilizes the current technology in a face mask/respirator application. The Zinnia treated media improves virus filtration efficacy without diminishing the breathability of the mask/respirator media. We plan to have other revenue streams as enabled by the versatility of the technology that includes its applicability to the field of water filtration as well as sustainable solutions for commercial agriculture.

TEAM

LEADERSHIP TEAM



CARLOS TELLEZ

FOUNDER AND CEO

Carlos was the President and CEO of Synovos, Inc, a leading US-based global supply chain, logistics, MRO, integrated supply, and data assets company growing the company from $20M to $500M delivering a 20X return to investors when sold in 2021. Carlos was formerly a Vice President with the Fluor Corporation, a global engineering, procurement, fabrication, construction, and maintenance company. Prior to Flour, he was Director of Operations at Lockheed Martin. Carlos has a bachelor's degree in mechanical engineering from Stanford University and a master's degree from the Harvard Kennedy School.



DON SHOEMAKER

VP ENGINEERING & MANUFACTURING

Don has 40 years' experience in manufacturing, mechanical engineering, and supply chain includes work in both small and multi-national companies serving the industrial and municipal markets. He has also managed a manufacturing and design firm focused on providing custom chemical feed and control systems. Shoemaker holds a patent for a chemical feed device. He served as Global Director, Indirect Procurement and Energy for Hercules, Incorporated. Shoemaker holds a B.S. in Mechanical Engineering from Cornell University and is a registered Professional Engineer in the state of Pennsylvania.



MICHAEL R. GROVER

VP Business Development

Michael has 24 years' experience in new business development, sales and marketing strategy, corporate filtration trainings, and new product development; focusing on industrial filtration process solutions and distribution. He served as Director of Strategic and National Accounts for Total Filtration Services, a Parker Hannifin Company. His role focused on consulting and selling process filtration solutions to the largest U.S. Manufacturing Companies, Data Centers, and Commercial Properties. He holds a B.S. in Business Management with emphasis in Operations from St. Cloud State University.

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Compensation for Managers	$40,000	8.0%
Production Process Optimization	$155,000	31.0%
Coating Applications	$35,000	7.0%
Regulatory	$40,000	8.0%
Sales & Marketing	$20,000	4.0%
Outstanding Debt	$185,500	37.1%
Intermediary fees	$24,500	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Steel Jupiter, Inc.. This offering must raise at least $10,000 by October 27, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Steel Jupiter may issue additional securities to raise up to $500,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,362,150 shares
× $1 per share

$11,362,150 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on August 28, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Sep 4, 2023 — FXI, Inc. Limited (FXI), a company formed by...

Aug 28, 2023 — Primary offering of 500,000 shares at $1

Aug 28, 2023 — Filed Form C

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